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                                                              Exhibit (a)(1)(GG)


               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

--------------------------------------------
                                            :
OMNICARE, INC.,                             :
                          Plaintiff,        :       C.A. No. 19800
                                            :
                                            :
       v.                                   :
                                            :
NCS HEALTHCARE, INC., JON H. OUTCALT,       :
KEVIN B. SHAW, BOAKE A. SELLS,              :
RICHARD L. OSBORNE, GENESIS HEALTH          :
VENTURES, INC., and GENEVA SUB, INC.,       :
                                            :
                         Defendants.        :
--------------------------------------------

            THE NCS DEFENDANTS' REPLY MEMORANDUM IN SUPPORT OF THEIR
              MOTION TO DISMISS OMNICARE'S SECOND AMENDED COMPLAINT

         Pursuant to Court of Chancery Rule 12(b)(6), Defendants NCS Healthcare, Inc. ("NCS"), Boake A. Sells and Richard L. Osborne (collectively, the "NCS Defendants") hereby reply to Omnicare's Memorandum of Law in Opposition to the NCS Defendants' Motion to Dismiss Omnicare's Second Amended Complaint.

                                  INTRODUCTION

     1. In its Memorandum of Law in Opposition to the NCS Defendants' Motion to Dismiss Omnicare's Second Amended Complaint ("Omnicare Mem."), Omnicare, Inc. ("Omnicare") unsuccessfully attempts to divert attention from a critical fact: it did not own NCS stock until after it learned of the NCS Defendants' alleged wrongdoing. Unable to muster any relevant authority, Omnicare is reduced to relying upon inapplicable case




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law, a misreading of cases cited in the NCS Defendants' Motion to Dismiss
Omnicare's Second Amended Complaint ("NCS Motion to Dismiss") and misleading excerpts from secondary sources to bolster its arguments.

     2. Whether or not Omnicare's complaint states an individual or derivative claim is not an issue in this motion. The key issue is whether a bidder may buy a lawsuit for alleged breaches of fiduciary duties by acquiring stock after the purported breaches have occurred. This Court has never previously recognized standing in such circumstances, and should not do so here.


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                                    ARGUMENT

     3. The crux of the Second Amended Complaint involves allegations about actions the NCS Board purportedly took (or failed to take) on or before July 28, 2002. As explained in the NCS Motion to Dismiss, Omnicare lacks standing to bring these claims. See, e.g., U-H Acquisition Co. v. Barbo, C.A. No. 13279, 1994 WL 34688, at *5 (Del. Ch. Jan. 31, 1994) (holding that arms-length tender offeror who was not a unitholder lacked standing to bring fiduciary duty claims against general partner); Brown v. Automated Mktg. Sys., Inc., C.A. No. 6715, 1982 WL 8782, at *2 (Del. Ch. Mar. 22, 1982) (holding that purchaser of stock lacked standing to pursue individual claims based on pre-purchase breaches of fiduciary duty in approving a merger agreement).

A.   The NCS Defendants Are Not Asserting That Omnicare's Claims Are Derivative

     4. Omnicare's opposition to this motion is apparently premised on its claim that it has stated an individual, rather than a derivative, claim because of its status as a bidder. This contention however, sidesteps the legal question posed by the motion: Can a bidder who owns no shares at the time of a board's alleged breach of fiduciary duty to its stockholders later purchase shares and assert claims for the alleged prior breach? Omnicare does not (and cannot), cite a single case holding that bidders can buy fiduciary duty claims in this manner.

     5. The NCS Defendants do not contest that Omnicare has attempted to bring an individual claim. Rather, the NCS Defendants seek enforcement of "the general

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equitable principles ... with regard to the standing of a shareholder to sue for corporate wrongs." Brown, No. 6715, 1982 WL 8782, at *2. The Genesis Merger Agreement and the Voting Agreements had already been approved at the time of Omnicare's purchase of NCS stock. Omnicare "ought to take things as [it] found them when [it] voluntarily acquired an interest." Id (citing Home Fire Ins. Co.
v. Barber. 93 N.W. 1024, 1029 (Neb. 1903)). Because Omnicare "holds exactly what [it] got and in the condition in which [it] got it, there is no ground for complaint." Id.


B. Stockholders Who Acquire Stock Only After An Alleged Breach Of Fiduciary Duty Lack Standing To Sue For That Breach

     6. This Court has held repeatedly that, to have standing to sue for a breach of fiduciary duty, one must be owed fiduciary duties at the time of the alleged breach. Omnicare's attempts to distinguish these holdings are unavailing.

     7. For example, Omnicare misleadingly attempts to distinguish Brown as involving a derivative action rather than an individual one. (Omnicare Mem.
[p] 16) Omnicare is evidently confused by Brown's recognition that the "policy embodied in [8 Del. C. 'SS' 327] is the prevention of the evil of purchasing stock in order to maintain a derivative action designed to attack a transaction which occurred prior to the purchase of the stock." Brown. 1982 WL 8782, at *1 (citing Maclary v. Pleasant Hills. Inc., 109 A.2d 830 (Del. Ch. 1954)); Newkirk
v. W. J. Rainey, Inc., 76 A.2d 121 (Del. Ch. 1950). Alternatively, Omnicare may be confused by Westlaw's misleading description of the

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case in its opening headnote. See Brown. 1982 WL 8782, at synopsis ("Plaintiff brought a shareholders' derivative action ....").

     8. The Brown opinion itself, however, describes the action as a "purported class action brought on behalf of the public shareholders of Automated Marketing Systems, Inc." Brown. 1982 WL 8782, at *1 (emphasis added). Rather than dismissing a derivative action under 8 Del. C. 'SS' 327, this Court in Brown applied the "general equitable principles" embodied in that statute to dismiss an individual action brought by a stockholder who acquired shares only after the actions of which she complained. See Brown. 1982 WL 8782, at *2-3.

     9. Moreover, rather than substantively address U-H Acquisition Co. v. Barbo, ("U-Haul"), Omnicare brushes it aside as involving "the wholly inapplicable context of limited partnership law." (Omnicare Mem. [p] 16) Omnicare, however, completely ignores the fact that the U-H Court relied upon Delaware corporation law in reaching its decision. See U-Haul 1994 WL 34688, at *3-4 (discussing standing in stockholder derivative suit). In fact, this Court in U-Haul specifically applied corporation law in the context of a standing issue, holding that:

          For a plaintiff to have standing to bring an individual action in the corporate context, he must allege either "an injury which is separate and distinct from that suffered by other shareholders or a wrong involving a contractual right of a shareholder which exists independently of any right of the corporation.

See id. (quoting Lipton v. News Int'l. PLC, 514 A.2d 1075, 1078 (Del. 1986)). Additionally, it is well settled that, just as a board of directors owes fiduciary duties to its stock-

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holders, a general partner owes fiduciary duties to its limited partners and unitholders. See Gotham Partners, L.P. v. Hallwood Realty Partners. L.P., No. 372, 2001, 2002 WL 31303135, at *5 (Del. Oct. 11, 2002); Sonet v. Plum Creek
Timber Co., C.A. No. 16931, 1999 WL 160174, at *6 (Del. Ch. Mar. 18, 1999)
(stating fiduciary duty of disclosure in corporate context is equally applicable to fiduciaries of limited partnerships); Sonet v. Timber Co.. L.P., 722 A.2d 319, 322 (Del. Ch. 1998) ("[U]nless limited by the partnership agreement, the general partner has the fiduciary duty to manage the partnership in its interest and in the interests of the limited partners.") Accordingly, Omnicare's contention that U-Haul is "wholly inapplicable" misses the mark. (Omnicare Mem. [p] 16)

     10. Undoubtedly, Omnicare did not substantively address U-Haul because it has no response to the holding of that case. In U-Haul. this Court squarely addressed the standing issue raised on this motion in the context of a limited partnership, holding that U-Haul, a non-unitholder tender offeror, was not owed any fiduciary duties by the general partner. U-Haul, 1994 WL 34688, at *5. This Court concluded that "U-Haul therefore lacks standing to bring a claim for breach of a fiduciary duty by the general partners because it could not be owed any fiduciary duty by the general partners." Id. Similarly, Omnicare, a hostile bidder who was not a stockholder at the time of the alleged breach of fiduciary duty, cannot bring a breach of a fiduciary duty claim because it was not owed any duties at the time of the alleged breach.

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     11. As for Omnicare's standing to pursue such claims here, this Court explained in In re Gaylord Container Corp. S'holders Litig. that a bidder's standing to challenge defensive measures enacted by the target is tied to its status as a stockholder. 747 A.2d 71, 77 n.7 (Del. Ch. 1999). Given that Omnicare was not an NCS stockholder until after July 28, 2002, there is not even a "bare thread" to support Omnicare's standing to sue NCS for breach of fiduciary duty or violation of Section 141(a).(1) See Gaylord Container, 747 A.2d at 77 n.7; U-Haul, 1994 WL 34688, at *5.

     12. Omnicare's other authority misses the mark. In each of Tate & Lyle, GM Sub, and MacAndrews & Forbes, the bidder owned shares of the defendant company's stock as of the time of the alleged breach of fiduciary duty. See Tate & Lyle PLC v. Staley Continental. Inc., C.A. No. 9813, 1998 WL 46064, at *4 (Del.
Ch. May 9, 1988) (indicating Tate & Lyle's purchase of shares prior to implementation and use of defensive measures underlying complaint); MacAndrews
& Forbes Holdings. Inc. v. Revlon, Inc., C.A. No. 8126, 1985 WL 21129, at
*1 (Del. Ch. Oct. 9, 1985) ("MacAndrews and Pantry Pride together held 30,000 shares of Revlon stock prior to August 19, 1985, the first significant date in this case"); GM Sub Corp. v. Liggett Group, Inc., C.A. No. 6155, 1980 WL 6430, at *1-2 (Del. Ch. Apr. 25, 1980) (denying request for restraining order brought by "a substantial shareholder").

------------------
(1) Because Omnicare lacks standing to bring breach of fiduciary duty claims against the NCS Board, it also lacks standing to allege that Genesis aided and abetted these breaches.

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     13. Similarly, Omnicare's reliance upon In re Tri-Star Pictures, Inc.,
Litig., 634 A.2d 319 (Del. 1993), is misplaced given that the shareholder plaintiffs owned stock at the time of the transactions of which they complained. In Tri-Star the Supreme Court simply held that shareholder plaintiffs' standing was not extinguished by a merger because the dilution of their voting power was unique. Unlike Tri-Star, where the shareholder plaintiffs had standing because they owned stock at the time of the allegedly wrongful events until it was extinguished by the merger, Omnicare did not hold stock when the events of which they complained had occurred.


     14. Omnicare's description of this Court's holding in Emerson is also unhelpful. There, this Court noted that the question of the bidder's standing to pursue similar claims "need not be decided to resolve [the bidder's] motion ... [which was] determined on other grounds with no different result." Emerson Radio Corp. v. International Jensen. Inc., C.A. Nos. 15130, 14992, 1996 WL 483086, at *14 (Del. Ch. Aug. 20, 1996). Here, this Court must decide this question to resolve this motion, as it is the only subject of the motion.

     15. Further, Omnicare's contention that "the interests of the parties and the public would clearly be disserved if Omnicare's breach of fiduciary duty claims . . . were not adjudicated" (Omnicare Mem. [p] 14) is similarly misplaced, since those claims will be adjudicated in Civil Action No. 19786, pursued by certain NCS stockholders whose standing to bring those claims cannot be questioned. Indeed, in Brown, this Court denied

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that the interests of the parties and the public would be served by allowing a stockholder to pursue fiduciary duty claims premised on actions prior to her acquisition of the stock. See Brown. 1982 WL 8782, at *3 (quoting Bangor Punta Operations v. Bangor & A. R. Co., 417 U.S. 703 (1974)).(2)

C.   Voting Rights

     16. Omnicare also lacks standing to enforce the terms of the NCS Certificate in connection with Count I of the Second Amended Complaint, because it did not own shares of NCS stock at the time of the alleged "violation" of that Certificate. "A certificate of incorporation is viewed as a contract among shareholders...," Waggoner v. Laster, 581 A.2d 1127,1134 (Del. 1990), and
"strangers to a contract ordinarily acquire no rights under it ...." Insituform of N. Am., Inc. v. Chandler, 534 A.2d 257, 268 (Del. Ch. 1987).

     17. On July 28, 2002, the date of the alleged violation, Omnicare did not own any shares of NCS stock, and thus was not a beneficiary of the provisions of the NCS Certificate. Omnicare's interest in the provisions of the NCS Certificate at that time was indistinguishable from the public's in general, and it has no standing to pursue the alleged violation. Stuart Kingston Inc. v. Robinson, 596 A.2d 1378, 1382 (Del. 1991); Insituform, 534 A.2d at 268.

     18. This Court should not permit Omnicare to buy a lawsuit simply to prosecute these purported violations of NCS's Certificate in furtherance of their takeover

-------------
(2) In addition, the considerable discovery material unearthed by the plaintiff in Brown did not prevent her complaint from being dismissed. See Brown, 1982 WL 8782, at *3.

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efforts. See, e.g., Brown, 1982 WL 8782, at *2 ("the purchaser ought to take things as he found them when he voluntarily acquired an interest"); Gibson v. Gillespie, 152 A. 589, 593 (Del. Super. Ct. 1928) ("[N]o encouragement should be given to litigation by the introduction of a party to enforce those rights which the owners are not disposed to prosecute.").

     19. Omnicare's claim that it "faces special harm in the form of voting-power dilution" is erroneous. (Omnicare Mem. [p] 21) As of the time the Voting Agreements were executed, Omnicare had no voting power to dilute. Any harm to Omnicare resulting from the Voting Agreements would be self-inflicted.

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     WHEREFORE, for all of the foregoing reasons and the authorities cited, the
NCS Defendants respectfully request that this Court grant their Motion to Dismiss Omnicare's Second Amended Complaint.


                                         /s/ Edward P. Welch
                                         -----------------------------------
                                         Edward P. Welch
                                         Edward B. Micheletti
                                         Katherine J. Neikirk
                                         James A. Whitney
                                         SKADDEN, ARPS, SLATE,
                                           MEAGHER & FLOM LLP
                                         One Rodney Square
                                         P.O. Box 636
                                         Wilmington, Delaware 19899-0636
                                         (302) 651-3000

                                         Attorneys for the NCS Defendants


OF COUNSEL:

Mark A. Phillips
BENESCH, FRIEDLANDER, COPLAN
  & ARONOFF LLP
2300 BP Tower, 200 Public Square
Cleveland, Ohio 44114-2378
(216) 363-4500

DATED: October 22, 2002

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                             CERTIFICATE OF SERVICE

     I, James A. Whitney, hereby certify that I caused to be served two copies of The NCS Defendants' Reply Memorandum in Support of Their Motion to Dismiss Omnicare's Second Amended Complaint on October 22, 2002, by hand, upon the following counsel of record:


                                     Donald J. Wolfe, Jr., Esquire
                                     Potter, Anderson & Corroon LLP
                                     Hercules Plaza
                                     1313 N. Market Street
                                     Wilmington, Delaware, 19801

                                     David C. McBride, Esquire
                                     Young, Conaway, Stargatt & Taylor LLP
                                     1000 West Street, 17th Floor
                                     Wilmington, Delaware 19801

                                     Jon E. Abramczyk, Esquire
                                     Morris, Nichols, Arsht & Tunnell
                                     1201 North Market Street
                                     Wilmington, Delaware 19801

                                     Edward M. McNally, Esquire
                                     Morris, James, Hitchens & Williams LLP
                                     222 Delaware Avenue, 10th Floor
                                     Wilmington, Delaware 19801

                                     By Facsimile

                                     Paul Vizcarrondo, Esquire
                                     Wachtell, Lipton, Rosen & Katz
                                     51 West 52nd Street
                                     New York, New York 10019

                                                       /s/ James A. Whitney
                                                       --------------------
                                                       James A. Whitney